EXHIBIT 11.1

            STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE
                               (UNAUDITED)
                  (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            TWELVE WEEKS ENDED      THIRTY-SIX WEEKS ENDED
                                      MAY 10, 1997   MAY 4, 1996  MAY 10, 1997   MAY 4, 1996
PRIMARY:
  Average shares outstanding               150,879       148,670       150,548       147,831
  Net effect of dilutive stock options,
     based on the treasury stock
     method, using average
     fair market value                       1,723         2,871         1,841         2,677
                                           -------       -------       -------       -------
  Total shares used in computation         152,602       151,541       152,389       150,508
                                           -------       -------      --------       -------
  Net income                               $46,103       $37,605      $113,485       $99,726
                                           -------       -------      --------       -------
  Per share amount                           $0.30         $0.25         $0.74         $0.66
                                            ======        ======        ======         =====

Fully diluted:
  Average shares outstanding               150,879       148,670       150,548       147,831
  Net effect of dilutive stock options,
     based on the treasury stock method,
     using higher of average or ending
     fair market value                       1,723         3,750         1,841         4,151
                                           -------       -------       -------       -------
  Total shares used in computation         152,602       152,420       152,389       151,982
                                           -------       -------       -------       -------
  Net income                               $46,103       $37,605      $113,485       $99,726
                                           -------       -------      --------       -------
  Per share amount                           $0.30         $0.25         $0.74         $0.66
                                            ======         =====         =====         =====